Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q3 2015 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: FEBRUARY 09, 2015 / 10:00PM GMT

OVERVIEW:
Co. reported 3Q15 revenue of $2.95b, non-GAAP income from continuing operations of $172m and non-GAAP EPS from continuing operations of $1.18. Expects FY15 total revenue to be down in mid-single digits in constant currency and non-GAAP EPS from continuing operations to be $4.45-4.65.

CORPORATE PARTICIPANTS
George Price CSC - IR
Mike Lawrie CSC - CEO
Paul Saleh CSC - CFO

CONFERENCE CALL PARTICIPANTS
Keith Bachman BMO Capital Markets - Analyst
Tien-Tsin Huang JPMorgan - Analyst
James Friedman Susquehanna Financial Group - Analyst
Darrin Peller Barclays Capital - Analyst
Moshe Katri Cowen and Company - Analyst
Amit Singh Jefferies & Co. - Analyst
Jim Schneider Goldman Sachs - Analyst

PRESENTATION

Operator

Good day, and welcome to the CSC third quarter 2015 earnings conference call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Mr. George Price. Please go ahead, sir.

George Price - CSC - IR

Great, Matt. Thanks very much and good afternoon to everyone. I'm pleased you have joined us for CSC's third quarter 2015 earnings call and webcast. Our speakers on today's call will be Mike Lawrie, our Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual, the call is being webcast at CSC.com. We've posted some slides on our website which will accompany our discussion today.

On slide 2, you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on the call. Discussion of the risks and uncertainties is included in our Form 10-K, Form 10-Q and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures which we believe will provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables included in today's earnings release, as well as in our supplemental slides. Both documents are available on the Investor Relations section of our website.

Briefly, I'd like to mention that our third quarter GAAP results include the impact of certain pension and SEC settlement related charges. Mike's prepared remarks will exclude the impact of these items. Paul will cover these items in more detail.

Finally, I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call except, of course, as required by law. And now I'd like to introduce CSC's CEO, Mike Lawrie.

Mike Lawrie - CSC - CEO

Okay. Thank you very much. Thank you, everyone, for joining today and your continued interest in CSC. As is my habit here, I've got five key messages I want to leave you with. I'll share those upfront, then develop them in a little more detail; and then turn this over to Paul and then we'll have an opportunity to respond to your questions.

The first key message here is our third quarter non-GAAP EPS from continuing operations was $1.18, driven by our continued cost take-out actions and shift to lower cost locations, as well as a slightly lower tax rate. We also generated strong free cash flow of around $500 million. And finally, we reached an understanding with the SEC to settle our long-standing civil investigation, allowing us to focus even more attention on executing our strategy.

The second key message is our NPS business continues to show signs of improvement, despite the challenging market. Revenue was up modestly on a year-over-year basis and margins were again strong, as a result of our cost take-out actions and good execution.

We continue to see strength from our next generation offerings, with revenue growth in key areas like commercial cloud and big data; and we also continue to operationalize our key partnerships and are seeing positive results.

The fourth key message is our commercial business delivered sequential margin improvement, due to our ongoing cost take-out actions. Commercial revenue, however, was lower than what we had expected, primarily due to some unforeseen delays and execution issues, particularly in the United States and, to a lesser extent, in the UK and Australia.

And finally, for FY15, we continue to target non-GAAP EPS from continuing operations in the range of $4.45 to $4.65; and for free cash flow, we are tracking at $700 million or more. And based on our year-to-date performance, we are targeting NPS revenue to now be relatively flat this year and commercial revenue to be down in the mid-single digits in constant currency. And finally, year-to-date we've returned $610 million of capital to our shareholders, including $512 million for share buybacks and $98 million for dividends.

So now let me just develop each of those in just a little more detail. As I said, our third quarter non-GAAP EPS from continuing operations was $1.18, which is up 9% year-over-year. EPS benefited from our ongoing cost take-out actions and shifting work to lower cost locations, as well as a slightly lower tax rate.

Operating margin was 11.3%, up 80 basis points year-over-year. We saw sequential improvement in our commercial operating margin, which was up 60 basis points, and strong year-over-year improvement in our NPS operating margin, which was up 220 basis points. We generated, as I said, $498 million in free cash flow in the third quarter, driven primarily by a focus and improved collections.

And finally, we reached an understanding with the SEC to settle our long-standing civil investigation. As you know, this investigation primarily involved matters related to the accounting for our contractual relationship with the UK National Health Service in the period from FY09 through FY12. And just as a reminder, the proposed settlement will have no impact on the Company's financial statements for FY13, FY14 and FY15 year-to-date.

Moving to our NPS business, NPS revenue was $1 billion in the third quarter, up 1% year-over-year. This is the first time since FY11 that NPS has delivered top line growth. Admittedly, it was against an easier compare, because the government was partially shut down the year-ago period, due to sequestration. But nevertheless, an encouraging sign.

NPS operating margin of 14.5% was up 220 basis points year-over-year and reflects continued cost take-out and strong contract performance. NPS bookings were about $500 million, representing a book-to-bill of 0.5, and these bookings were relatively flat year to year and consistent with the seasonal performance in that business.

Our NPS pipeline continues to be strong, up 66% year-over-year. This includes a pipeline of $2.4 billion of next generation services, up from $2.1 billion last quarter. And even if you exclude the large DoD healthcare management system modernization opportunity, the NPS pipeline is still up 51% year-over-year.

Our submitted proposals awaiting award totaled $5.7 billion at the end of the quarter, up 150% year-over-year. And we've recently decided to increase our bid and proposal spend in NPS to pursue more work now that we have a much more competitive cost structure.

Moving to our next generation offerings, we continue to see positive momentum and growth from these offerings. Commercial cloud revenue was up 34% year-over-year in constant currency. Big data was up 47% year-over-year in constant currency. Commercial cyber was down 4% year-on-year in constant currency, driven primarily by GIS contract completions that had a cyber component to them; however, the standalone commercial cyber work was up modestly year-over-year.

And we continue to deliver sequential revenue growth from our newer offerings. Our MyWorkStyle virtualized desktop offering was up 60%. Our next generation network offering with our partner AT&T was up over 80%. And we're seeing traction with applications modernization, which was also up over 50%, albeit on a slow -- on a low base. And as I've said before, we're really encouraged with this growth, though the contributions from these next generation offerings are not yet large enough to offset the headwinds that we have experienced in other parts of our commercial business.

We continue to deliver healthy next generation bookings. In the quarter, book-to-bill was 2.2 for commercial cloud, 1.5 for commercial cyber and 2.9 for big data. And the qualified pipelines for our next generation offerings also continued to grow nicely.

The commercial cloud pipeline now stands at $1.6 billion. That's up 19% year-over-year. Commercial cyber more than doubled year-over-year to over $400 million, and big data also increased 14% year-over-year.

Within our newer next generation offerings, pipelines for MyWorkStyle and our next generation network offerings each stand in excess of $700 million. In an aggregate, our qualified pipeline for next generation services stands at approximately $4.5 billion, more than double a year ago.

But those are just numbers. Let me give you an example how this plays out in the marketplace as we continue to execute our strategy around next generation IT services. In the third quarter, CSC secured a five-year deal with BlueScope Steel for applications modernization, workplace, network, cyber security and platform support services leveraging CSC's BizCloud.

This win, with Australia's largest steel manufacturer for the building and construction market, is important as it demonstrates CSC's comprehensive next gen strategy, as well as the value of our strategic partnerships. AT&T joined us on the network scope and HCL bid with us on the apps modernization work.

We also teamed with VMware and EMC to secure a new contract with QBE, a large global insurer, to deliver next generation cloud infrastructure, cyber and application services. So it's clear that our clients continue to seek greater operational agility from next generation IT services. They're looking to benefit from the insights provided by mobility, social media and big data analytics. And at the same time, they continue to seek advantage by migrating from traditional IT infrastructure to the cloud. And this shift continues to create a substantial opportunity for CSC.

And we're continuing to invest and expand our share of this opportunity and operationalize our key partnerships. Again, as an illustration or example, our network business through our partnership with AT&T has captured over $300 million in new incremental TCV year-to-date. This is nearly triple the amount of incremental TCV this business signed in our previous FY14. And we still have opportunities for additional deal closures in this area in the fourth quarter.

Now let me turn to our commercial business. Our commercial operating margin was 10.3%, and that was up 60 basis points sequentially and flat year-over-year. Global Business Services operating margin was 13.3%, and this was up 50 basis points year-over-year and 30 basis points sequentially. This performance reflects our ongoing cost take-out actions and shifting work to lower cost locations.

Global Infrastructure Services operating margin was 7.3% in the quarter, and this was up 70 basis points sequentially, reflecting both the benefits of our continued cost reduction initiatives and moving work. And year-over-year GIS's operating margin was down 60 basis points, and this reflected our continued investments in new offerings, which was partially offset by the benefit, as I said, from moving work to lower cost locations. Longer term, we continue to see opportunities to drive improved margins in both GBS and GIS by increasing our mix of low cost labor, optimizing our employee pyramid and investing aggressively in automation.

Commercial revenue was $1.95 billion in the quarter on a GAAP basis, and on a constant currency basis was a little over $2 billion, which was down a little over 9% year-over-year and was about $150 million below the target that we had for the quarter. Now some of the revenue decline reflects the impact of contract restructurings, price-downs and contract completions that we have previously discussed.

But about half of the shortfall was caused by not closing and billing all the work that we expected to win in the third quarter. And the rest of the shortfall was split between our difficulty or inability to recruit and on-board all the necessary skills to meet projects and demand that we had in the quarter; and, in some instances, contracts that we expected to begin to bill and operationalize were delayed into the fourth quarter.

Now these issues were most apparent in the Americas and, to a lesser extent, in the UK and Australia. Now it goes, obviously, without saying that we've put corrective actions in place to address these issues. But to be completely transparent, we did not execute as well as we needed to in the quarter in selling new work and generating the revenue that we had anticipated. And this is not a market issue. The market is certainly challenging, but there is ample opportunity in the marketplace.

Shifting to new contract awards. Overall commercial bookings at $2.2 billion represented a book-to-bill of 1.1, which was down slightly from a year ago, which was at 1.2. GBS bookings were $1.2 billion, representing a book-to-bill of 1.3, which was down from 1.8 a year ago; but again, there were some one-time deals in the third quarter of last year. GIS bookings of $1 billion were up 32% year-over-year, with a book-to-bill of 1.0, which improved from 0.7 a year ago.

And we added 100 new logos in the quarter. And as we've discussed, as we've moved to smaller deals and a focus on smaller transactions, although they don't represent a tremendous amount of in-quarter revenue, it is an opportunity for CSC to land and expand and sell our full portfolio of offerings over time. And our growth in our total commercial qualified pipeline was also up 17% year-over-year.

Now as I just wrap up here before I turn it over to Paul, I just want to give a quick update on our targets here for the remainder of FY15. We're continuing to target non-GAAP EPS in the range of $4.45 to $4.65. We're also on track to achieve our free cash flow target of $700 million, though with our strong third quarter performance, there may be some upside to our cash flow outlook.

With our NPS business performing better than we expected, we now expect NPS revenue to be relatively flat on a full-year basis. And based on our year-to-date performance, we now expect commercial revenue to be down in the mid-single digits in constant currency. So we expect commercial revenue to be up sequentially in the fourth quarter in constant currency.

Overall, this equates to total revenue for CSC to being down in the mid -single digits for the year in constant currency, and we continue to focus on returning capital to the shareholders. In the quarter, our share repurchases were modest, only 150,000 shares, because of our ongoing negotiations with the SEC. However, as I said, year-to-date, we have returned $610 million of capital to our shareholders, including $512 million for share buybacks and $98 million for dividends. So with that, I'll turn it over to Paul and then come back for any questions that you might have. Paul?

Paul Saleh - CSC - CFO

Thank you, Mike, and good afternoon, everyone. I'll discuss our third quarter results and update you on our targets for 2015.

Before I begin, let me cover two items that are included in our GAAP results. Earlier this year, CSC adopted a new mark-to-market pension accounting policy which recognizes actuarial gains and losses on the fair value of pension assets. So during the quarter, we extended a lump sum offer to eligible US pension plan participants which triggered an interim remeasurement of the plan's assets and liabilities, using updated mortality tables.

We also had an interim remeasurement of our pension plan in Switzerland. The impact of these remeasurements was a non-cash actuarial charge of $462 million for the quarter.

Also during the quarter, we reached a proposed settlement with the SEC relating to the NHS accounting and disclosures from FY09 to FY12. As a result, we recorded a $195 million charge related to this matter. So excluding these two items, diluted EPS from continuing operations was $1.18 for the quarter.

Turning to our third quarter results, revenue was $2.95 billion, down 6.5% in constant currency. Operating income was $332 million, and operating margin was 11.3%, an improvement of 80 basis points over the prior year.

Earnings before interest and taxes was $272 million, and EBIT margin was 9.2%, up 60 basis points from a year ago and up 20 basis points sequentially. Income from continuing operations was $172 million in the quarter, and our diluted EPS from continuing operations was $1.18, up 9% year-over-year. Our effective tax rate was 28% in the quarter, slightly better than anticipated.

Our booking in the quarter were $2.7 billion, for a book-to-bill of 0.9 times. Year-to-date, revenue declined by 4% in constant currency, but our operating margin was 10.6%. EBIT margin improved 10 basis points, to 8.6%. EPS on a year-to-date basis was $3.39, up 9% year-over-year. Bookings were $8.4 billion.

Now let's turn to our segment results. Our Global Business Services revenue was $965 million in the quarter, down 8.5% year-over-year in constant currency. Revenue from our industry software and solutions was down 8.9% year-over-year in constant currency, primarily due to lower revenue from our insurance offerings and a contract completion in our business process services.

Consulting revenue was down 12% year-over-year in constant currency, primarily due to the wind down in a few large ERP implementations in the Americas. Sequentially, our consulting revenue was flat, as we continue to reposition the business to focus on technology consulting. Our UK region is the furthest along on this front and is already showing improved bookings and revenue growth.

In our application business, revenue was down 8% year-over-year in constant currency. Growth in new accounts and applications modernization was more than offset by contract completions and select client in-sourcing. Apps revenue was relatively flat on a sequential basis.

Operating income for GBS was $128 million in the quarter and operating margin was 13.3%, a year-over-year improvement of 50 basis points and a sequential improvement of 30 basis points. Adjusting for restructuring, GBS margin improved by 90 basis points year-over-year to 14.3%.

Our improved profitability reflects actions we're taking to optimize our workforce and shift work to low cost centers. And partially offsetting these benefits are investments in sales coverage and investments to operationalize our strategic partnerships, which collectively represent a full point of margin in the quarter.

GBS bookings were $1.2 billion in the quarter, for a book-to-bill ratio of 1.3 times. Year-to-date revenue declined by 3.7% in constant currency, while operating margin was 12%, up 20 basis points over the prior year. Bookings of $3.6 billion compared with $4.5 billion in the prior year.

Turning to our Global Infrastructure Services, revenue was $984 million in the quarter, down 10.9% year-over-year in constant currency, and that reflects the impact of restructured contracts and contract completions. Now this was partially offset by growth from our next generation offerings of cloud, network and MyWorkStyle.

GIS operating income was $72 million in the quarter. Operating margin was 7.3%, down 60 basis points year-over-year, reflecting the investment we continue to make in new offerings and particularly integrating our strategic partner's cloud offerings with our Agility platform.

Operating margin was up 70 basis points on a sequential basis, reflecting G&A efficiencies, as well as the progress we're making on our delivery excellence initiatives and our efforts to optimize our workforce. Now longer term, our operating margin should benefit from continued actions to shift more labor to lower cost markets. Our objective is to increase our low cost labor mix from 35% to 60% over time. Now this will allow us to mitigate the impact of revenue headwinds in our traditional GIS business, while we ramp up our next generation offerings.

Bookings for GIS were $1 billion in the quarter, for a book-to-bill of 1 time. On a year-to-date basis, revenue declined by 7.5% in constant currency. Operating margin was 6.7%, reflecting our investments in new offerings and partnerships. Those represent about 300 basis points of OI margin. Bookings were $2.8 billion, up from $2.4 billion in the prior year.

Now turning to our North American Public Sector business. Revenue was $998 million in the quarter, up 1% year-over-year. Growth from infrastructure services, business process outsourcing and healthcare systems offset declines in DoD contracts which were winding down or completed.

Operating income was $145 million. Operating margin was 14.5% in the quarter, up 220 basis points when compared with the prior year, as we benefited from ongoing cost take-outs and a strong contract performance.

Now longer term, we expect NPS margins to benefit from increased utilization of lower cost, on-shore centers, such as our new facility in Bossier City, Louisiana, where we've already transitioned nearly 200 positions. We expect to ramp up our hiring activities at this facility in the coming quarters, and these actions should enable us to maintain strong margins in the low double digits, even as we pursue more opportunities.

NPS bookings were $0.5 billion in the quarter, for a book-to-bill of 0.5 times, consistent with normal seasonal trends in our third quarter. Year-to-date, revenue was relatively flat. Operating margin improved to 14.9%, compared with 13.3% in the prior year. Bookings were $1.9 billion, compared with $2.4 billion in the prior year adjusted for one large contract award.

Now turning to other financial highlights for the quarter. Free cash flow was approximately $500 million in the quarter, a strong performance when compared to prior quarters. And we're focusing on better working capital management and improved collection.

Year-to-date, free cash flow was approximately $600 million. And so we're clearly on track to meet and likely exceed our full-year target of $700 million. In the fourth quarter, we'll have to absorb one extra payroll cycle and an annual contribution to the Company's 401k plan, which together will represent approximately $150 million of cash outflow.

CapEx was $163 million in the quarter, or 5.5% of revenue, down compared with 6.1% of revenue year-to-date. Cash on hand at the end of the quarter was $2.4 billion, compared with $2.3 billion in the prior year. Our net debt to total capital was 5%, compared with 8% in the prior year.

Now during the third quarter, CSC have returned $41 million to shareholders, which included $32 million in dividends and $9 million in share repurchases. We were largely out of the market during the quarter, due to our ongoing settlement discussions with the SEC. Year-to-date, we returned $610 million of capital to our shareholders and we remain committed to returning excess cash to our shareholders.

Now in the quarter, our effective tax rate was 28%, slightly better than expected, due to a favorable global mix of income. And we're making progress on our tax planning strategies. And for planning purposes, we're targeting an effective tax rate of 30% to 32% for the fourth quarter.

Turning now to our cost take-out and reinvestment activities. We delivered approximately $115 million of cost savings in the quarter and $310 million year-to-date. Our cost savings are from continued G&A efficiencies, optimizing our workforce, shifting work to low cost centers, streamlining our real estate facilities, and delivering on procurement savings.

Our reinvestments totaled approximately $7 million(sic-see presentation slides - $70 million) in the quarter and approximately $240 million year-to-date. We are continuing to invest in next generation offerings, strategic partnerships, sales coverage and sales support, as well as funding upgrades to our internal financial and HR systems. And year-to-date, we're on target to deliver cost take-out benefits of $450 million to $500 million and reinvestment of $350 million to $400 million, for a net savings of approximately $100 million.

So in closing, let me recap our targets for 2015. We're targeting total revenue to be down in the mid-single digits, commercial revenue to be down in the mid-single digits in constant currency, and NPS revenue to be relatively flat.

We continue to target our non-GAAP EPS in the range of $4.45 to a $4.65, which exclude the impact of mark-to-market pension accounting and the proposed SEC settlement and related charges. And lastly, we're targeting free cash flow of $700 million or more, and that actually also excludes the SEC settlement charges. Now I'll hand the call back to the operator for the Q&A session.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

At this time, we will take a question from Keith Bachman with Bank of Montreal. Please go ahead.

Keith Bachman - BMO Capital Markets - Analyst

Hello. Many thanks, guys. I had two questions, if I could. Mike, I think the first one for you. On the commercial side, you indicated there was some execution and deal pushouts, and yet it seems like aspirations for the year have been fairly well muted, mid-single digits constant currency, and I think you were hoping for more flattish previously. Are some of these deals not getting closed in the current quarter and/or are there share loss issues? Or are the deals not going forward? It seems like the objectives have contracted more than a few deal pushouts. If you could just elaborate. And I have a follow-up, please.

Mike Lawrie - CSC - CEO

The miss was primarily, as I said, due to not closing as much business in the quarter and then being able to bill it. And some of that was in our consulting business. And once you lose billable hours in a quarter, you don't recoup them the next quarter. They're gone. So it's not a share issue, per se. It is you only have X amount of capacity, and when you lose that billing capacity in a quarter, you don't recoup it. Yes, there are some deals that also shifted out, and it's unclear whether they'll close and bill in the fourth quarter or they could be pushed out a little further.

And then one of the things that we encountered this quarter -- and I look back on it, it was there before, we just didn't focus on it -- is we've begun to have some issues with being able to recruit and on-board some of the skills that we need for work that is already under contract. So projects that have been signed but require some very specific and specialized skills that we have had a little more difficulty of recent being able to recruit. I think this is a result of a much tighter labor market, and we've made some adjustments. As I said, we've made some adjustments in terms of salary that we are offering and those kinds of things. But there's no question that that had some impact on us and we expect that impact to continue.

The other thing is we continue to restructure, particularly some of our GIS contracts, which will continue to move forward. And then finally -- this is probably a longer answer than you wanted, but the apps modernization work has been slower than what we had thought, number one. And that's primarily due to we're doing smaller, smaller apps modernization projects to start and then they begin to grow. So that's not, again, a share loss. It is more of a timing issue.

Keith Bachman - BMO Capital Markets - Analyst

Okay. Got it. Got it. And maybe my follow-up, if I could address to you, Paul. In NPS, the operating margin was once again very, very strong. And I'm just wondering about sustainability. Was there any unusual items associated with that operating margin? And/or, I know you were suggesting that the margins should be double-digits, but if there weren't any unusual items, why wouldn't it stay at these type of levels? It's been strong for two, three quarters now.

Paul Saleh - CSC - CFO

There's no unusual items in our NPS margins. But as you recall, about 40% or 50% of our business is cost-plus. And so some of the savings that we generate we pass along to our customers in the form of lower cost. And so longer term, we expect the margins in that business, as a result of our labor strategy, to be in the low double-digits.

Mike Lawrie - CSC - CEO

The other thing I'd just mention here, Paul, is that we've really made a lot of progress on our cost structure in NPS. And it led us to make the decision here to put more money into bid and proposal. We've managed bid and proposal money pretty carefully. And we're putting more money into NPS, because with this improved cost structure, frankly, we can price more competitively and go after a little share. And this is different. Frankly, in all candor here, I expected the commercial business revenue-wise to do a little better than it's doing and NPS to do a little worse. NPS is doing a little better. So we are rotating now and putting some more business proposal money in that business so that we can go after that opportunity.

Keith Bachman - BMO Capital Markets - Analyst

Got it. Okay. Thanks, Mike.

Paul Saleh - CSC - CFO

Thank you.

Operator

At this time, we'll take a question from Tien-Tsin Huang with JPMorgan. Please go ahead.

Tien-Tsin Huang - JPMorgan - Analyst

Great. Thanks for taking the question. I guess just a follow-up, Mike, on that comment around the recruiting. Is that in reference to on-site, offshore, or both? And I guess, what's the remedy there? Is it simply just paying more for staff? Just trying to understand the remediation effort.

Mike Lawrie - CSC - CEO

Let me give you an example. Because I think an example's the best way of describing it. So we were, this quarter, in a major rollout with an insurance company that required some very specific skills, RPG. And RPG is not a programming language where a lot of people are learning it today. So there's a finite supply. And we had difficulty recruiting and getting those people on-boarded in time to be able to bill all the work that was under contract in the quarter.

Now one of the ways that we -- two ways, three ways we're solving it. Part of it is execution. So it's a matter of focusing week in and week out on what positions are open, how many people are in the interview process, how many people are being on-boarded, how's the training going. That's all execution and yields to a better discipline.

The other is we've reached out to our partners that have access to skills that we may not have access to. In this case, we used HCL to help us backfill some of those skills. And then third, we've adjusted some of our starting salaries to make sure that we are competitive with other offers that these people have, because sometimes they've got two or three offers that they have to choose between. So part of it this to make CSC a little more attractive amongst those competitive offers. So that's a classic example.

But there are many of those examples that occurred more in the third quarter than what we had anticipated. And that's why I said, Tien-Tsin, that it was to some extent, we have to take the responsibility for an execution issue. It's not a market issue. It's not a contract issue. It's not a demand issue. It is an execution issue.

Tien-Tsin Huang - JPMorgan - Analyst

That makes sense. That makes sense. That's helpful. Just as my follow-up, quickly, the book-to-bill in commercial was good, above 1 here. So is that what's driving the confidence in the sequential improvement in the fourth quarter for commercial, or is there something else? Just wanted to clarify. Thank you.

Mike Lawrie - CSC - CEO

It's that, and I think we will not have some of the execution missteps.

Tien-Tsin Huang - JPMorgan - Analyst

Right.

Mike Lawrie - CSC - CEO

I mean, again, I'm being very candid here. I blame some of this on our execution. And we have put some processes in place. For example, in hiring, we now go through this weekly. I know exactly how many positions are open on a worldwide basis every week, and what the pipeline is, where the interviews process is.

Those are issues that you can fix. And that's what gives us some confidence that we won't have some of those same execution gaps as we progress through the fourth quarter.

Tien-Tsin Huang - JPMorgan - Analyst

Great. Appreciate the candidness. Thanks.

Operator

At this time, we'll take a question from James Friedman with Susquehanna.

James Friedman - Susquehanna Financial Group - Analyst

Hello. Thanks, it's Jamie at Susquehanna. Paul, you had mentioned in your comments that, over time, your low cost labor and delivery on the GIS side could move to the 60% from 35%. I was wondering what we should infer about the operating margin trajectory from that transition.

Paul Saleh - CSC - CFO

I think there's a lot of upside for us across the world. It comes in two ways. Not only is it the offshoring of -- and it doesn't have -- offshoring to low cost market. It could be in-shoring to low cost markets, even for GIS. And then the other thing is fixing our pyramid. We still have a great opportunity to just address that, particularly in the lower part of the pyramid, in the zero to three years of experience. And so those two things could have several hundred million dollars of opportunity across the board, not only in GIS, but also in GBS.

James Friedman - Susquehanna Financial Group - Analyst

Okay. Thank you. And then I wanted to ask you about one of the slides, I think it's slide -- yes, slide 15, where you iterate the cost takeout and the reinvestments. So I guess my question is, how should we think about the balance between these two over time? Is there some point where the reinvestment's steady and the spread expands?

Mike Lawrie - CSC - CEO

Yes, I think that's a good assumption. I mean, the key point here is that although we are still making a lot of progress on cost takeout -- and let me tell you, it's important, because with commercial revenue declining, these cost takeout measures that we've put in place have been absolutely critical to being able to get margin expansion and profit improvement. Now the good news, it was there to get.

But the point I'm making is we're not just taking those actions. At the same time, we are investing in new offerings. The work that we're doing on our ServiceMesh, Agility platform, to get that integrated into things like Amazon Web Services and some of the work we're doing with Microsoft. Sales, we're continuing to invest in sales and sales support so that we get broader coverage out there to drive these offerings into the marketplace. Our investment with AT&T is really beginning to yield some fantastic benefits. I think I mentioned in my comments over $300 million of incremental TCV and we think more to come.

So the point is, we are not just saving money by cutting costs to drive improved profitability. We're reinvesting in the business so that we can ultimately drive some revenue performance and revenue growth, as well as margin expansion. And that takes investment, and it takes investment today. And the one lesson I've learned here is there is a longer lead time from making some of those investments and actually seeing that show up, particularly in the revenue and the profit line.

MyWorkStyle, great example. We feel really good about it and we're starting to get a lot of traction in the marketplace. But it takes a long time from investing in an offering that is robust enough to take out into the commercial marketplace and then the lag time to get that into a delivery cadence where you can actually build the revenue. Same goes for cloud. The same thing goes for storage as a service.

So all of these new offerings take longer than what I anticipate. And that's my fault. That's my problem, in that I didn't quite figure out those relationships until recently. But we're continuing to invest, will continue to invest and, yes, I think it will be more of an even spread quarter by quarter, as we go forward.

James Friedman - Susquehanna Financial Group - Analyst

Thank you.

Operator

Next question will be from Darrin Peller with Barclays.

Darrin Peller - Barclays Capital - Analyst

Thanks, guys. I really just want to jump in on the restructuring of the contracts you've been doing within GIS and where we stand on that. It's been something that, obviously, you've talked about since you've really taken the helm. And maybe talk a little more about any other headwinds that are still in the model and potential timing on anniversarying those. Maybe that's a good way for us to think about it. Because that will obviously allow for those more growthy initiatives to take over and show the growth potential of the Company.

So number one, are you doing any more, has there been any more contracts that you've identified that need restructuring in GIS? And then number two, maybe on the consulting side, where do we stand in terms of timing-wise when you think that actually turns positive?

Mike Lawrie - CSC - CEO

So let's just take consulting first. Consulting, I think, suffered from some execution issues in the third quarter. And that's what I just talked about. Because some of those projects actually rolled up through the consulting business. So there were some execution issues in consulting which I don't anticipate persisting forever.

On GIS, we've said this before. But there's probably a 2% or 3% headwind every year, just with price-downs that are built into the contracts. The other thing in that business is there's still a lot of labor manual costs associated with that business. And the way to expand margins as we go forward is not only moving some of that work to low-cost locations -- and Paul's going through that, I think, quite adequately -- but also, the automation of a lot of those tasks. And that automation will, in some instances, require us to work with each client to understand which tasks can be automated, make sure they're in agreement. I've said this over and over again. We are doing this account by account. We're not just letting water out of the pool, but we're doing this account by account. The reason for that is to maintain the customer goodwill.

I don't know that we mentioned this, but in our third quarter we had our final customer sat results, which are done by an independent firm; and we saw a significant increase in our customer satisfaction in our commercial accounts. Also, in NPS, but most notably in commercial. And in a lot of the GIS contracts where we have done this very tailored account-by-account approach.

So I think there are going to be headwinds in this business for as long as you can see. The question is, is how do you manage those headwinds and then the new offerings that come in behind that. And we'll have to cross sell. We'll have to do and sell more of the full set of CSC offerings in those accounts. Because again, as we've said before, when you move some of the existing infrastructure to the new infrastructure, like cloud, like storage as a service, there is some cannibalization in that business, as well. So you've got to restructure these accounts through automation, through shifting workload, and by cannibalizing yourself to get to a more agile, leaner infrastructure. And that has to be offset by driving new logos, which I'm very pleased, again, we had 100 new logos in the quarter, because they can grow, and by cross-sell. Those are the dynamics that we've worked with in the business going forward.

Darrin Peller - Barclays Capital - Analyst

All right. That's helpful. Thanks. Just one quick follow-up, then I'll turn it back over. But on the capital return side, I know you mentioned it was somewhat lower this quarter, I think you bought back 200 -- what was it, 0.2 million shares. What was the strategy around that? And maybe I might have missed it on the prepared remarks. And then maybe talk a little more about your strategy now. You're obviously much better off than where you were a year ago on your capital level and your debt level, rather, and cash, for that matter. So thanks.

Paul Saleh - CSC - CFO

We've been in the market on a regular basis. If you look at this year-to-date, we've returned over $600 million to our shareholders. This quarter, the third quarter, by the time we reported our earnings, we were not able to get in the market because of the ongoing discussions that we had for a settlement with the SEC. And this is now behind us and we will again, we've said that we are committed to returning to the market and to return capital to our shareholders.

Darrin Peller - Barclays Capital - Analyst

Okay. That's great, guys. Thank you.

Operator

At this time, we'll take a question from Moshe Katri with Cowen.

Moshe Katri - Cowen and Company - Analyst

Thanks. So a couple questions. First, Paul, I think you've missed, the top line miss was about $230 million. So if I'm trying to kind of slice it here, $65 million came from FX headwinds, is that correct?

Paul Saleh - CSC - CFO

About, yes, about $70 million came in from currency.

Moshe Katri - Cowen and Company - Analyst

Okay. So you have about $160 million, $170 million that came from a combination of execution and delays and a bunch of other things.

Mike Lawrie - CSC - CEO

That was the number I focused on. I said $150 million below the targets that we had set for ourselves. I sort of discounted --

Moshe Katri - Cowen and Company - Analyst

Can we slice these in terms of how much some of these issues on the recruiting front cost you during the quarter? And again, it's kind of ironic, you guys have been focusing on building up your pipeline, and then all of a sudden, you can't execute because you don't have the right bench. So based on what you were saying, should we assume that you've been able to --

Mike Lawrie - CSC - CEO

I wouldn't draw that conclusion. So we had -- let's just stick with the $150 million. About $60 million to $70 million of that was due to things that were not closed in the quarter and billed. And that's not all execution. Some of that has to do with customers deciding to wait or do something else. So that's not all execution. But nevertheless, think of this as about half was due to that.

The skills probably -- don't hold me exactly to this number, it's probably a range, but I'd say somewhere in the neighborhood of $25 million to $40 million was we just didn't get on top of some of the skills issues as quickly as we wanted to. And then there was probably somewhere in the neighborhood of $10 million to $20 million in delays. And when I say delays, this is projects that we expect -- they've already been closed, but we expected to begin to bill this quarter, but in most instances, the customer actually didn't want to start until later in the fourth quarter. And then there was also some execution issues around revenue recognition, where we didn't have the right paperwork and we couldn't recognize the revenue. That also is a failed leadership, or execution issue. So that's how that $150 million in broad buckets breaks out.

Moshe Katri - Cowen and Company - Analyst

And then again, going back to the recruiting issue, based on what you were saying, has that been fixed? Is that also a function of having the right recruiting engine out there to be able to get the right people?

Mike Lawrie - CSC - CEO

I think it's a combination of things. It's, yes, having the right people out there. But the bulk of it is really understanding week to week what skills you need and then the discipline around ensuring that you've got not only adequate recruiting, but you've identified people, you get offers out the door, you get those people tested, you get a firm offer to them. Those are things that yield to discipline and strong management oversight. And again, in my mind, they can be corrected. And that's the new process that we've put in place to address some of those.

Moshe Katri - Cowen and Company - Analyst

Last question. What gives you the comfort that you can actually fix the consulting business? Because that's been having execution issues again and again.

Mike Lawrie - CSC - CEO

Yes, I think now we have what I call sort of an existence theorem here. So we have really made the full transition in the UK, and there we are seeing very strong uptake in not only demand, but then closing that demand and fulfilling that demand. And that was where we had the biggest problems two years ago and where we've now clearly not completed, but far along in that process. We've seen some improvement also from a process standpoint in Australia. And where we've got the most work to do is in the United States. That's where we've got the biggest hurdle yet to climb. So I have absolutely no doubt that that business can be fixed, given the performance we're seeing in other parts of the world where we've implemented our new plan.

Moshe Katri - Cowen and Company - Analyst

All right. Thanks.

Operator

At this time, we'll take a question from Jason Kupferberg with Jefferies.

Amit Singh - Jefferies & Co. - Analyst

This is Amit filling in for Jason. Quickly, continuing on the revenue growth expectation. It seems like a lot of issues can be fixed by the CSC management themselves. So as you're looking forward, when can we expect that inflection point to come in the top line growth that's going to turn positive and stay in that territory? Because if I'm looking at the bookings right now, your NPS bookings over the last two quarters on an LTM basis have been down in high 20% range, and then commercial booking, it was good this quarter, but I guess you had some pushback from last quarter into this quarter. So just trying to get a sense, when is that positive growth going to come? Will we see that in 2016?

Mike Lawrie - CSC - CEO

I don't really know, to tell you the truth. I think the first step is to begin to see some sequential growth and to see that repeat over a number of quarters. I think the second key metric for me is to see us close some more of this new offering business and begin to execute and build that. That's why some of these wins that I highlighted this quarter are critical, because that is the existence case. This BlueScope Steel, for example, is a fantastic example of not selling just an infrastructure offering, but selling infrastructure with cyber, with apps modernization, network services. And that's where we're going.

And what's in front of us is the ability to sell and close more of those and get those into a billable mode. The pipeline is growing. That's why I keep talking about the pipeline. Because the pipeline is growing around those things. But exactly when that inflection point is, I don't -- if I knew it, I'd tell you. But I don't know. But the signs are all, in my view, pointing in the right direction with the investments we've made and how they're beginning to pay off.

Amit Singh - Jefferies & Co. - Analyst

All right. Perfect. And just one clarification. On the pension charges and the SEC settlement-related charges, should we expect anything in fourth quarter or all that has gone through your P&L this quarter?

Paul Saleh - CSC - CFO

I think in the pension, there will be probably another measurement period at the end of the year for across all of our plans. And as far as the SEC matter is related, I think that was in the Q3. We should not have anything else left there.

Amit Singh - Jefferies & Co. - Analyst

Thank you.

George Price - CSC - IR

Matt, let's go ahead and take our last question.

Operator

The last question will be from Jim Schneider with Goldman Sachs. Please go ahead.

Jim Schneider - Goldman Sachs - Analyst

Good afternoon. Thanks for taking my question. Not to beat a dead horse on the revenue side in commercial, but I guess to put it a different way, if you look over the next couple quarters, sounds like you have confidence that the execution issues will be fixed. But do you have confidence that at least you won't have a worse rate of revenue decline on a year-over-year basis, if you look out a couple quarters, than you posted this quarter?

Mike Lawrie - CSC - CEO

I think that that begins to moderate. As I said, the first point is to get some sequential growth. Right now, we see sequential growth in the fourth quarter. Not a lot, but we see sequential growth. We'll see whether or not we can execute against that. So that to me is the first sign is you begin to see some sequential growth. And this looks to me a lot like what NPS looked like a year ago.

We didn't exactly know when that turn was going to come. In retrospect, it looks like the turn came towards the end of last fiscal year and then began to recover. We showed some sequential growth, and then this quarter we showed some year-over-year growth, and that may -- I'm not saying that's going to continue each quarter, because it will be a little up and down and bumpy. But that's what I'm looking for is that trend with commercial revenue. We saw some commercial revenue growth early in the year. Then we didn't see it. That's what I want to see is that sequential growth and the continued billing around some of our new offerings, and then I'll get very confident that we can begin to deliver reasonable performance in the commercial business.

And as I said, what we're doing is continuing, from a productivity standpoint, cost take-out standpoint, so that we can continue to drive margin expansion and good profitability. And if I look at a geography, probably the biggest issue for us right now is the Americas. I think I mentioned I put a new management team and leader in the Americas towards the end of the second quarter, early part of the third quarter. I'm beginning to see some improvement there with the discipline and the execution capacity.

Our other regions are showing some reasonable signs. But the United States is so big that until you get that moving in the right direction, because of its size, it's offsetting a lot of the gains that we're seeing in the other regions. So when I break this down, you think about the execution, you ought to think about this as largely a United States issue. And there, we've made some changes and I do expect those changes and the discipline to begin to take hold as we get into subsequent quarters here.

Jim Schneider - Goldman Sachs - Analyst

Okay. Thanks. And then as a follow-up, if you look at, start thinking about FY16 and your cost take-out and what that might look like, can you maybe comment on at a high level what that gross cost takeout number would be directionally up or down? And maybe if you can't do that, could you maybe talk about some of your biggest priorities in terms of cost takeout as we look over the next few quarters?

Paul Saleh - CSC - CFO

We mentioned some of them already on our call, which is it's labor, the workforce optimization, looking at the pyramiding in each of the regions, looking also at our blend of labor in low cost markets. That's going to be what we're going to be focusing on. We still have also opportunities in our G&A functions to take additional steps to right-size the G&A functions overall. And then we do still every year expect additional savings from our procurement initiatives, our real estate consolidations that we have taken. And those things will add to the cost takeout benefits that we anticipate for next year.

Jim Schneider - Goldman Sachs - Analyst

Thank you.

George Price - CSC - IR

Thank you all very much for joining us and we'll talk to you next quarter.

Operator

And again, this does conclude today's conference call. Thank you all for your participation.